As filed with the Securities and Exchange Commission on August 17, 2006.
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPERCONDUCTIVE COMPONENTS, INC.
(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-121318 (I.R.S. Employer Identification No.)
2839 Charter Street
Columbus, Ohio 43228
(Address of Registrant’s principal executive offices)

SUPERCONDUCTIVE COMPONENTS, INC.
2006 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Daniel Rooney
President and Chief Executive Officer
Superconductive Components, Inc.
2839 Charter Street
Columbus, Ohio 43228
(614) 486-0261
(Name, address and telephone number of agent for service)

Copies of Correspondence to:
Curtis A. Loveland, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-2004

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (1)(2)	Price (1)(2)	Registration Fee (1)
Common Stock, no par value	600,000	$4.00	$2,400,000	$129.50

(1)	Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, No. 89 (“Interpretation 89”)), of the 600,000 shares registered hereby, 297,450 shares are being carried forward from a registration statement filed on August 2, 2002 (File No. 333-97583) (the “2002 Form S-8”) in connection with the Superconductive Components, Inc. Fourth Amended and Restated 1995 Stock Option Plan, predecessor plan to the Superconductive Components, Inc. 2006 Stock Incentive Plan described herein. A filing fee of $27.10 was previously paid in connection with the 297,450 shares being carried forward. Pursuant to Instruction E to Form S-8 and Interpretation 89, no additional registration fee is due with respect to the 297,450 shares being carried forward from the 2002 Form S-8 and registered hereby.

(2)	Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of Superconductive Components, Inc. Common Stock as reported on the OTC Bulletin Board regulated quotation service on August 16, 2006.
This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Superconductive Components, Inc. Common Stock, no par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information concerning the Superconductive Components, Inc. 2006 Stock Incentive Plan, specified in Part I, will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Superconductive Components, Inc. (the “Company”) incorporates by reference the following documents that the Company has previously filed with the Securities and Exchange Commission:
1.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed March 27, 2006.

2.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed May 8, 2006; and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed August 1, 2006.

3.	Current Report on Form 8-K dated March 8, 2006, filed March 14, 2006; and Current Report on Form 8-K dated June 19, 2006, filed June 23, 2006.

4.	Notice of Annual Meeting and Proxy Statement, filed May 1, 2006.

5.	The description of Company’s common stock which is contained in the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 6, 2006, as amended by Pre-effective Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 23, 2006.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer, employee or agent, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer, employee or agent and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation’s voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.
     Section 1701.13(E) of the Ohio Revised Code further provides that the indemnification thereby permitted shall not be exclusive of, and shall be in addition to, any other rights that directors, officers, employees or agents have, including rights under insurance purchased by the corporation.
     Article 5 of the Company’s Restated Code of Regulations contains extensive provisions related to indemnification of officers, directors, employees and agents. The Company is required to indemnify its directors against expenses, including attorney fees, judgments, fines and amounts paid in settlement of civil, criminal, administrative, and investigative proceedings, if the director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. When criminal proceedings are involved, indemnification is further conditioned upon the director having no reasonable cause to believe that his conduct was unlawful.
     Entitlement of a director to indemnification shall be made by vote of the disinterested directors of the Company. If there are an insufficient number of such directors to constitute a quorum, the determination to indemnify directors shall be made by one of the following methods: (1) a written opinion of independent legal counsel, (2) vote by the shareholders, or (3) by the court in which the action, suit or proceeding was brought.
     The Company may pay the expenses, including attorney fees of any director, as incurred, in advance of a final disposition of such action, suit or proceeding, upon receipt by the Company of an undertaking by the affected director(s) in which he (they) agree(s) to cooperate with the Company concerning the action, suit or proceeding, and agree(s) to repay the Company in the event that a court determines that the director’s action, or failure to act, involved an act, or omission, undertaken with reckless disregard for the best interests of the Company.
     The indemnification provisions of the Articles of Incorporation relating to officers, employees and agents of the Company are similar to those relating to directors, but are not mandatory in nature. On a case-by-case basis, the Company may elect to indemnify them, and may elect to pay their expenses, including attorney fees, in advance of a final disposition of the action, suit, or proceeding, upon the same conditions and subject to legal standards as relate to directors. These indemnification provisions are also applicable to actions brought against directors, officers, employees and agents in the right of the Company. However, no indemnification shall be made to any person adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that a court determines, that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is reasonably entitled to indemnity for such expenses as the court shall deem proper. The Company currently carries directors and officers insurance in the amount of one million dollars.
     The above discussion of the Company’s Restated Code of Regulations and of Section 1701.13(E) of the Ohio Revised Code is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statutes.

Item 7. Exemption from Registration
     Not applicable.
Item 8. Exhibits

Exhibit Number		Description

4(a)		Superconductive Components, Inc. 2006 Stock Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders held on June 9, 2006, filed with the Securities and Exchange Commission on May 1, 2006, and incorporated herein by reference).

4(b)		Certificate of Second Amended and Restated Articles of Incorporation of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(a) to the Company’s initial Form 10-SB, filed on September 28, 2000).

4(c)		Restated Code of Regulations of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(b) to the Company’s initial Form 10-SB, filed on September 28, 2000).

5	*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)		Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)	*	Consent of Independent Registered Public Accounting Firm.

24	*	Powers of Attorney.

*	Filed herewith.

Item 9. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	For determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.
     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 17, 2006.

Superconductive Components, Inc.
By:	/s/ Daniel Rooney
Daniel Rooney, President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Rooney Daniel Rooney	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	August 17, 2006

/s/ Gerald S. Blaskie* Gerald S. Blaskie	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 17, 2006

/s/ Robert J. Baker, Jr.* Robert J. Baker, Jr.	Director	August 17, 2006

/s/ Walter J. Doyle* Walter J. Doyle	Director	August 17, 2006

/s/ Robert H. Peitz* Robert H. Peitz	Director	August 17, 2006

/s/ Edward W. Ungar* Edward W. Ungar	Director	August 17, 2006

*By:	/s/ Daniel Rooney
Daniel Rooney, Attorney-in fact

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERCONDUCTIVE COMPONENTS, INC.

EXHIBITS

EXHIBIT INDEX

Exhibit Number		Exhibit Description

4(a)		Superconductive Components, Inc. 2006 Stock Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders held on June 9, 2006, filed with the Securities and Exchange Commission on May 1, 2006, and incorporated herein by reference).

4(b)		Certificate of Second Amended and Restated Articles of Incorporation of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(a) to the Company’s initial Form 10-SB, filed on September 28, 2000).

4(c)		Restated Code of Regulations of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(b) to the Company’s initial Form 10-SB, filed on September 28, 2000).

5	*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)		Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)	*	Consent of Independent Registered Public Accounting Firm.

24	*	Powers of Attorney.

*	Filed herewith.